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                                                                     EXHIBIT  11


                            GENERAL HOST CORPORATION

             ADDITIONAL EARNINGS PER SHARE INFORMATION (UNAUDITED)

                    (In thousands, except per share amounts)


                                          Twelve Weeks Ended      Twenty-Eight Weeks Ended
                                        -----------------------   ------------------------
                                        August 10,   August 11,     August 10,  August 11,
                                           1997        1996           1997        1996
                                        ----------   ----------     ---------- ----------
Earnings (loss) for full dilution:
  Net income (loss)                     $  (2,277)  $     657       $   3,325   $   3,451
  Add interest on 8% Convertible
    Debentures, net of tax effect           1,200       1,117           2,800       2,800
                                        ---------   ---------       ---------   ---------
  Income (loss), as adjusted            $  (1,077)  $   1,774       $   6,125   $   6,251
                                        =========   =========       =========   =========


Shares used for calculating primary
  earnings per share                       24,414      24,414          24,414      24,414
  Additional shares resulting from
    assumed conversion of 8% Convertible
      Debentures                            7,611       7,611           7,611       7,611
  Additional shares resulting from
    assumed exercise of stock options         162           0             103           0
                                        ---------   ---------       ---------   ---------
                                           32,187      32,025          32,128      32,025
                                        =========   =========       =========   =========

Fully diluted earnings (loss) per share $    (.03)1 $     .06 1     $     .19 1 $     .20 1
                                        =========   =========       =========   =========



1  This calculation is submitted in accordance with Regulation S-K item 601
   (b)(11) although it is contrary to paragraph 40 of APB Opinion 15 because it produces an anti-dilutive result.